Exhibit (r)(2)

EXHIBIT 1

Revised Date: 04/30/2026

Variant Investments Code of Ethics

Variant Investments, LLC (“Variant”) has adopted this written Code of Ethics (the “Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and, as an investment adviser to multiple closed-end registered investment companies, Rule 17j-1 under the Investment Company Act of 1940, as amended (the “40 Act”). The Code applies to all Supervised Persons of Variant and is intended to establish high standards of business conduct for Variant and its Supervised Persons in line with Variant’s fiduciary obligations to its clients and applicable federal securities laws.

1.	Definitions of Terms Used

(a)	“Access Person” of Variant means (i) any Supervised Person (A) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; (ii) all directors, managing directors and officers of Variant; and (iii) consultants with access to clients’ nonpublic information. At this time, all employees of Variant are considered to be Access Persons.

(b)	“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

(c)	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of that Act and the rules and regulations thereunder. Each Access Person will be assumed to have Beneficial Ownership of all securities held by the Access Person, the Access Person’s spouse or equivalent domestic partner, all minor children, all dependent adult children and adults sharing the same household with the Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as (subject to certain exceptions) trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, corporations in which they are a controlling shareholder, or any other similar arrangement. Any questions an Access Person has about whether an interest in a security or an account constitutes Beneficial Ownership should be directed to the Compliance Officer.

(d)	“Compliance Officer” means Variant’s Chief Compliance Officer or their designee (when allowable by Rule 204A-1 under the Advisers Act).

(e)	“Contemplated Security” means any security that Variant may recommend to its clients for purchase or sale, and any security materially related to or connected with such security. Please refer to the most recent quarterly email for a list of publicly traded Contemplated Securities sent by Variant’s Compliance Officer.

(f)	“Federal Securities Laws” means the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the 40 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act as it applies to investment companies registered under the 40 Act and investment advisers, each as may be amended or supplemented, and any rules adopted thereunder by the Securities and Exchange Commission (the “SEC”) or the Department of the Treasury, as applicable.

(g)	“Fund” means any pooled investment vehicle, whether a private fund or an investment company registered under the 40 Act.

(h)	“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Exchange Act, or an initial public offering under comparable foreign law.

(i)	“Limited Offering” means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act or pursuant to Rule 504 or Rule 506 under the Securities Act, and similar restricted offerings under comparable foreign law.

(j)	“Management Committee” means the executive-level managing personnel of Variant.

(k)	“Material Non-Public Information” (MNPI) means information relating to a company that has not been broadly disseminated to the public and: (i) could have a material impact on the value of the company’s securities; or (ii) there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision.

(l)	“Registered Fund” means any Reportable Fund that is also an investment company registered under the 40 Act.

(m)	“Reportable Fund” means any Fund for which Variant serves as an investment adviser. As Variant’s only current advisory clients are Reportable Funds, references to current “clients” used throughout this Code are synonymous with the Reportable Funds.

(n)	“Reportable Security” means all securities other than:

●	direct obligations of the U.S. Government;

●	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	shares issued by money market funds;

●	shares issued by open-end funds registered under the 40 Act, other than Reportable Funds; and

●	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

(o)	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

(p)	“Supervised Person” means any of Variant’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on Variant’s behalf and is subject to Variant’s supervision or control. For the avoidance of doubt, all employees of Variant are Supervised Persons.

2.	Preferential Treatment, Gifts and Entertainment

No Supervised Person of Variant shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with Variant, except those usual and normal benefits directly provided by Variant. No Supervised Person of Variant shall accept or offer any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such person and Variant. In addition, Supervised Persons are prohibited from giving or offering any gift or other personal benefit to any client or prospective client that is a governmental entity or official thereof or official of any governmental entity investment, retirement or pension fund.

The giving or receiving of any gift or entertainment must be consistent with good business practice, should in no way be construed as a bribe or something that could corrupt the judgment of the recipient, must not obligate the recipient in any way, and should not embarrass Variant. Supervised Persons who are registered representatives of the Reportable Funds’ distributor (e.g., members of Variant’s Investor Relations team) are subject to additional FINRA rules and the policies and procedures of the Reportable Funds’ distributor. All Supervised Persons are expected to use their best judgment in evaluating whether the frequency or magnitude of any activity is improper. Determinations as to whether activity is excessive will be made on a case-by-case basis by Variant’s Compliance Officer.

Gifts. As a general matter, the receiving of gifts from third parties that do or seek to do business with Variant and/or its clients is discouraged. Generally, Supervised Persons may not give or receive any gift with an assumed value more than $300 during any calendar year (the FINRA limit is also $300 for Investor Relations) from a person or entity that does business, or desires to do business, with Variant or any current or potential client, unless approved by the Chief Compliance Officer. Under no circumstances may a Supervised Person give or receive a gift of cash, including a cash equivalent such as a gift certificate, bond, security, or other items that may be readily converted to cash. Promotional items of a nominal value that display Variant’s logo will typically not count toward the $300 limit. If a Supervised Person receives a gift that is prohibited under the Code of Ethics or otherwise prohibited by applicable laws and regulations, it must be declined or returned in order to protect the reputation and integrity of Variant. If the gift has already been received and cannot be returned, it will be donated to a charity chosen by Variant’s Management Committee.

Sponsorships. Variant may provide or receive sponsorships to/from organizations that Variant or the Reportable Funds have a business relationship with. Such sponsorships will require pre-clearance from the Compliance Committee following an assessment of the conflicts and business purpose of the sponsorship. Amounts to be provided or received are determined by the Compliance and Management Committees.

Entertainment. Variant recognizes that occasional participation in entertainment opportunities with representatives from organizations with whom Variant transacts business, such as clients, brokers, vendors, or other organizations can be useful relationship building exercises. Examples of such entertainment opportunities are lunches, dinners, cocktail parties, golf outings or regular season sporting events. Accordingly, occasional participation by a Supervised Person in such entertainment opportunities for legitimate business purposes is permitted, provided that the entertainment given/received is not extravagant, excessive, or otherwise prohibited by applicable laws and regulations. Generally, entertainment should be limited to no more than $250 per person per outing and no more than $1,000 per person per calendar year. The giver/receiver must be present for something to be considered entertainment, otherwise it is considered a gift.

Lodging, Car Services, and Air Travel. A Supervised Person is not permitted to accept a gift of lodging in connection with any entertainment opportunity. If a Supervised Person participates in an entertainment opportunity for which lodging is arranged and paid for by the host, the Supervised Person must reimburse the host for the equivalent cost of the lodging and whenever possible, arrange for reimbursement prior to attending the entertainment event. A Supervised Person must exercise reasonable judgment with respect to accepting rides in limousines and with car services. Except where circumstances warrant (e.g., where safety is a concern), a Supervised Person is discouraged from accepting limousine and car services paid for by a host when the host is not present. A Supervised Person is not permitted to accept a gift of air travel in connection with any entertainment opportunity. If a Supervised Person participates in an entertainment opportunity for which air travel is arranged and paid for by the host, the Supervised Person must reimburse the host for the equivalent cost of the air travel and whenever possible, arrange for reimbursement prior to attending the entertainment event.

Reporting. All gifts and entertainment of any amount given or received are required to be reported by the Supervised Person to Variant’s Compliance Officer, except that those meals provided in Variant’s office, a client’s office or in a similar business setting shall not be deemed entertainment and Variant does not require Supervised Persons to report these activities.

Quarterly Certification. On a quarterly basis, every Supervised Person will be required to certify their compliance with these procedures.

Questions and Clarifications. Any questions as to the appropriateness of gifts, travel and entertainment opportunities should be discussed with Variant’s Chief Compliance Officer. Variant’s Chief Compliance Officer must clear their own participation in the above situations with a member of the Management Committee.

3.	Conflicts of Interest

If any Supervised Person of Variant is aware of a personal interest that is, or might be, in conflict with the interest of any client, that Supervised Person should disclose the situation and the nature of the conflict to Variant’s Compliance Officer for appropriate consideration. In addition, no Supervised Person of Variant may use knowledge of pending or currently considered securities transactions for clients to directly or indirectly profit personally. Without limiting the foregoing, Supervised Persons of Variant who are planning to invest in or make a recommendation to invest in a Contemplated Security, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager and the Compliance Officer. Such manager or Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the Compliance Officer. Supervised Persons may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a client in order to avoid an actual or apparent conflict with a personal transaction in a security. Finally, if a Supervised Person believes that a new or otherwise relevant conflict of interest exists between Variant and its clients that the Compliance Officer may not be aware of, the Supervised Person should promptly inform the Compliance Officer.

4.	Outside Business Activity

No Supervised Persons of Variant will engage in outside business activity (“OBA”) without first obtaining specific permission from Variant’s Compliance Offer. Some examples of OBA include formations of LLCs, LPs, etc. or obtaining employment with for profit or non-profit organizations (e.g., internships, part-time, full-time, officer positions, board positions, etc.). If the Supervised Person’s engagement in the OBA represents an actual or potential conflict of interest with Variant or would materially interfere with the Supervised Person’s fulfillment of his or her duties and responsibilities to Variant, permission will be denied. For clarity, volunteering and other unpaid roles for non-profit organizations that do not involve investment decision making functions do not constitute OBA that requires pre-approval.

Supervised Persons of Variant are prohibited from accepting any new appointment to the board of directors of any company (other than charitable foundations and not-for-profit institutions that are not clients of Variant), whether or not its securities are publicly traded, absent prior authorization of Variant’s Compliance Officer. In determining whether to authorize such appointment, the Compliance Officer will consider whether the board service would be adverse to the interests of Variant’s clients, would interfere with or hinder Variant’s ability to provide recommendations to its clients, and whether adequate procedures exist to ensure isolation from those making investment decisions. No Supervised Person may participate in a decision to purchase or sell a security of any company for which he/she serves as a director. Likewise, no Supervised Person may participate in the investment activities of charitable foundations and non-for-profit institutions. Supervised Persons must report all OBA within ten (10) days of becoming a Supervised Person.

5.	Inside Information

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information (“MNPI”) when trading or recommending securities, whether for a personal account or for a client. In addition, Regulation FD prohibits the selective disclosure of MNPI about the Reportable Funds. As such, Supervised Persons of Variant may not disclose pending material investment decisions or valuation events involving a Reportable Fund to third parties in violation of Regulation FD.

Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities, or if it is information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information is “public” only after it has been disseminated broadly to investors in the marketplace (e.g., through a public filing with the SEC or some other government agency, publication in the Wall Street Journal or some other publication of general circulation (whether in print or online)) and after sufficient time has passed so that the information has been disseminated widely.

MNPI obtained by any Supervised Person of Variant from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Variant prohibits all Supervised Persons of Variant, either personally or on behalf of clients, from trading while in possession of MNPI, misappropriating MNPI or disclosing MNPI to others in violation of applicable law or these policies and procedures. The Chief Compliance Officer should be notified immediately when potential MNPI has been received and they will assess the information, in consultation with internal or external counsel as needed. If the information is deemed to be MNPI, the relevant public securities will be added to Variant’s list of restricted securities.

MNPI may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information, clients’ securities holdings and transactions, and other nonpublic information that could affect the price of a security. MNPI does not typically include legally obtained information concerning entities that have no publicly traded securities, where access to such information is necessary to conduct due diligence on instruments considered for investment in clients’ accounts.

6.	Restrictions on Personal Securities Transactions

(a)	Variant and each Supervised Person must comply with all applicable Federal Securities Laws, whether acting with respect to clients’ accounts or personal accounts. Without limiting the generality of the foregoing, Supervised Persons of Variant may not, directly or indirectly, in connection with the purchase or sale of a security, directly or indirectly, by the Supervised Person of a Security held or to be acquired by a client:

●	employ any device, scheme or artifice to defraud any client in any manner;

●	make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they were made, not misleading;

●	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client;

●	engage in any manipulative practice with respect to a client.

(b)	Supervised Persons of Variant may not use knowledge of portfolio transactions made for any client to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by any client.

(c)	No Supervised Person of Variant shall knowingly take advantage of an opportunity of any client for personal benefit or take action inconsistent with such Supervised Person’s fiduciary obligations to Variant’s clients. All personal securities transactions must be consistent with this Code and Supervised Persons must avoid any actual or potential conflict of interest or any abuse of any Supervised Person’s position of trust and responsibility.

(d)	Any transaction in a Security in anticipation of any client’s transaction (“front-running”) is prohibited.

(e)	No Supervised Person of Variant shall invest in an investment opportunity related to one of the portfolio holdings of the Reportable Funds. For example, this restriction would include purchasing the equity of a firm that is being financed by one of the Reportable Funds. Likewise, it would also include investing in deals of a marketplace platform that is being financed by the Reportable Funds. In all cases, Supervised Persons of Variant must avoid conflict of interests between their personal investments and those of the Reportable Funds.

(f)	Supervised Persons of Variant are restricted from the purchase of securities that are affiliates of Variant (other than Reportable Funds, as discussed in Section 7(c)) or has an appearance of affiliation to the underlying investments of any private, public, or other investment structures managed by Variant or invested in by a Reportable Fund. Restrictions may be lifted by Variant’s Compliance Officer on a case-by-case basis after thorough assessment and consultation (as applicable).

(g)	When anything in this Section 6 prohibits the purchase or sale of a Security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such Security.

(h)	Any Supervised Person of Variant who trades in violation of this Section 6 will be subject to sanctions as set forth in Section 15.

7.	Preclearance of Personal Securities Transactions

(a)	No Supervised Person of Variant may buy or sell any Contemplated Security for an account beneficially owned by him or her without having first obtained specific permission from Variant’s Compliance Officer. After preclearance has been approved, the transaction typically must be executed within seven (7) days (alternative trading periods may be granted by the Compliance Officer on a case-by-case basis) of the day permission to trade is granted. Preclearance will typically not be granted if a Reportable Fund has traded the security in the past seven (7) days. In addition, if after preclearance a Reportable Fund trades the Contemplated Security within seven (7) days in the same direction (buy/cover or sell/short) and receives a less favorable price than the Supervised Person, the Supervised Person may be asked to disgorge their price advantage. All disgorged profits will be donated to a charity of their choice.

(b)	No Supervised Person of Variant shall directly or indirectly acquire Beneficial Ownership of securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the Compliance Officer.

(c)	No Supervised Person of Variant shall directly or indirectly acquire or sell interest in any Reportable Funds without having first obtained specific permission from Variant’s Compliance Officer. Once permission has been obtained, there will be a thirty (30) day wait period. The thirty (30) day wait period may be extended depending on certain circumstances. An exception is granted for employees investing in Reportable Funds through an approved Automatic Investment Plan, either through Variant’s 401k program or elsewhere. Purchase orders in Reportable Funds must be placed within fourteen (14) days after the end of the waiting period. Sell orders in Reportable Funds must be placed at the next available repurchase offer date. This trade period may be altered by the Compliance Officer on a case-by-case basis. All transactions in Reportable Funds must be carried out in compliance with Section 30(h) of the 40 Act and Section 16 of the Exchange Act.

8.	Excluded Transactions

The trading restrictions in Section 6 and the preclearance requirements of Section 7 do not apply to the following types of transactions:

(a)	Transactions effected for any account over which the Supervised Person has no direct or indirect influence or control, and which has been disclosed to Variant’s Compliance Officer pursuant to Section 9(f).

(b)	Non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemption of securities.

(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

(d)	Standing orders for retirement plans provided that prior clearance is obtained before a Supervised Person starts, increases, decreases or stops direct debits/standing orders for retirement plans. Lump sum investments in or withdrawals from such plans must be precleared on a case-by-case basis and are subject to trading restrictions.

9.	Reporting Procedures for Personal Securities Transactions

Access Persons of Variant shall submit to Variant’s Compliance Officer the reports set forth below.

(a)	Initial Holdings Report. Each Access Person must provide an initial holdings report to the Compliance Officer within ten (10) days of becoming an Access Person. This report must be based on information that is current as of a date not more than forty-five (45) days prior to the date such person became and Access person, and must contain:

●	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

●	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	the date the Access Person submits the report.

(b)	Brokerage Accounts. Before effecting personal transactions through an external broker, each Access Person must report the existence of the brokerage account to the Compliance Officer. Access Persons must receive preclearance from Variant’s Compliance Officer to open new brokerage accounts where Reportable Securities can be held in which the Access Person will have any direct or indirect Beneficial Ownership.

(c)	Quarterly Transaction Reports. Not later than thirty (30) days following the end of every calendar quarter, or such shorter time period as required by the Compliance Officer, each Access Person must submit a report that contains the following information about each transaction during the previous quarter involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

●	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

●	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	the price of the Security at which the transaction was effected;

●	the name of the broker, dealer or bank with or through which the transaction was effected; and

●	the date the Access Person submits the report.

(d)	Annual Holdings Report. Each Access Person Must submit the information required in Section 9(a) above annually within thirty (30) days of the end of each calendar year. The information shall be current as of a date no more than forty-five (45) days before the report is submitted.

(e)	Review of Reports. Variant’s Compliance Officer shall be responsible for identifying Access Persons of Variant, notifying them of their obligations under this Code and reviewing reports submitted by those Access Persons. The Compliance Officer will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person will be permitted to review his/her own reports. The Chief Compliance Officer’s reports will be reviewed by a member of the Management Committee.

(f)	Exceptions from Reporting Requirements.

(i)	An Access Person of Variant need not make reports pursuant to this Section 9 with respect to transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control, such as variable annuity accounts or Section 529 qualified tuition plans (unless such accounts or plans are managed, distributed, marketed, or underwritten by Variant). Access Persons relying on this exception must inform Variant’s Compliance Officer of accounts meeting this exception.

(ii)	With the exception of persons considered an insider of a company whose securities were traded or held, an Access Person need not make reports pursuant to Section 9(c) with respect to transactions effected pursuant to an Automatic Investment Plan. Notwithstanding the foregoing, if any such account holds shares of a Reportable Fund for which the Access Person must file Forms 3, 4 or 5 pursuant to Section 16(a) of the Exchange Act, the Access Person must provide to Variant’s Compliance Officer information on transactions in, and holdings of, shares of such Reportable Fund in the account to allow the timely filing of such reports.

10.	Administration of Code

The Compliance Officer of Variant shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code as they relate to Variant. The Compliance Officer must promptly provide each Supervised Person with a copy of the Code and any amendments to the Code. Variant’s Compliance Officer is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship) as it relates to Supervised Persons of Variant. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Compliance Officer and shall be reported to the Management Committee at the next regular meeting. Variant’s Chief Compliance Officer will take whatever action they deem necessary with respect to any Supervised Person of Variant who violates any provision of this Code.

11.	Reports to Registered Funds CCO

At least once a year, the Compliance Officer will review the adequacy of the Code and the effectiveness of its implementation. In addition, no less frequently than annually, as an investment adviser to Registered Funds, Variant must provide a written report to the Board of Directors of each Registered Fund that describes any issues arising under the Code since the last report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The report will also certify to the Board of Directors that Variant has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code. The report should also include significant conflicts of interest that arose involving Variant’s personal investment policies, even if the conflicts have not resulted in a violation of the Code. For example, Variant will report to the Board of Directors if a portfolio manager is a director of a company whose securities are held by the Registered Fund.

12.	Codes of Ethics of the Registered Funds

Each Registered Fund maintains its own code of ethics that applies to any advisory person of its investment adviser (i.e., Variant), as defined in Rule 17j-1 under the 40 Act. Variant’s Compliance Officer will maintain a list of each of Variant’s Supervised Persons who are considered advisory persons of Variant for the purposes of a Registered Fund’s code of ethics and will provide a copy of the applicable code(s) of ethics to each such person and provide necessary training.

13.	Code Revisions

Any material changes to the Code must be approved by Variant’s Compliance Committee and will be submitted to the Board of Directors of each Registered Fund for approval within six months of such change.

14.	Recordkeeping Requirements

Variant will maintain records of the following: (i) a copy of each Code in effect during the past five years; (ii) a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; (iii) a record of all written acknowledgments of receipt of the Code, and all amendments thereto, for each person who currently is, or within the past five years was, a Supervised Person of Variant; (iv) a copy of each report made by Access Persons of Variant as required in this Code, including any information provided in place of the reports for at least five years after the end of the fiscal year in which the report is made or the information is provided; (v) a record of the names of persons who are currently, or within the past five years were, Access Persons of Variant; (vi) a record of all persons, currently or within the past five years, required to make reports pursuant to the code of ethics of a Registered Fund and a record of all who are or were responsible for reviewing these reports during the past five years; (vii) for at least five years after the fiscal year in which the report is made, the report required under Section 11 above; (viii) for at least five years after the end of the fiscal year in which approval is granted, a record of any decision and the reasons supporting that decision, to approve an Access Person’s purchase of securities in an Initial Public Offering or a Limited Offering; and (ix) a copy of reports provided to the Management Committee of Variant regarding the Code.

15.	Condition of Employment or Service

All Supervised Persons shall conduct themselves at all times in the best interests of Variant. Compliance with the Code is a condition of employment or continued affiliation with Variant. Supervised Persons must promptly report to Variant’s Chief Compliance Officer any apparent violation of the Code. If the violation involves the Chief Compliance Officer, the report should be made to a member of Variant’s Management Committee. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code. The Chief Compliance Officer will consider reports made and will determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Conduct not in accordance with the Code shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, unwinding a trade or disgorgement of profits obtained in connection with a violation, the imposition of fines, termination of employment or removal from office, or referral to civil or criminal authorities. All Supervised Persons must provide written certification upon becoming a Supervised Person, and thereafter annually and upon receipt of any amendments to the Code, that they have received a copy of and read the Code, and all amendments thereto, and agree to comply in all respects with this Code and that, if deemed an Access Person, they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

* * * * *